Exhibit 99.1

Incannex Healthcare Inc. Announces Pricing of $10 Million Registered Direct Offering Priced At-the-Market Under Nasdaq Rules

NEW YORK and MELBOURNE, Australia, – March 12, 2026 (GLOBE NEWSWIRE) – Incannex Healthcare Inc. (Nasdaq: IHXL), (“Incannex” or the “Company”) a clinical-stage biopharmaceutical company leading the way in developing combination medicines, today announced that it has entered into a securities purchase agreement with healthcare-dedicated institutional investors for the issuance and sale of 2,000,000 shares of its common stock (or common stock equivalents in lieu thereof) and accompanying common warrants to purchase up to an aggregate of 2,000,000 shares of its common stock at a combined purchase price of $5.00 per share and accompanying common warrants. The financing is expected to generate aggregate gross proceeds of approximately $10.0 million at closing. If the common warrants issued in the financing are exercised in full for cash, the Company would receive up to an additional $13.0 million in gross proceeds, for total potential gross proceeds of approximately $23.0 million. The offering is expected to close on or about March 13, 2026, subject to the satisfaction of customary closing conditions.

Based on current projections, Incannex believes the proceeds from the offering will be sufficient to complete the DReAMzz Phase 2 study for IHL-42X. The Company’s current cash on hand, prior to closing this financing, is expected to remain available for Phase 3 development and is not expected to be used until Phase 3 begins, which is anticipated in the second half of 2027. Additionally, Incannex has terminated its at-the-market facility and does not intend to utilize ATM financing in the near term.

Each common warrant will be exercisable for one share of common stock at an exercise price of $6.50 per share, will be immediately exercisable, and will expire on 5:00 p.m. (New York City time) on March 13, 2031. The common stock equivalents have an exercise price of $0.0001, are immediately exercisable and expire when exercised in full. The gross cash proceeds from the offering, before deducting the placement agent’s fees and other offering expenses payable by the Company, are expected to be approximately $10 million. The Company expects to use the net proceeds from the offering for working capital, which will include research and development expenses, clinical trial expenses and general corporate purposes.

Curvature Securities LLC is acting as the sole placement agent for the offering.

The shares and common stock equivalents offered to the institutional investors described above are being offered pursuant to a registration statements on Form S-3 (File Nos. 333-283028 and 333-288921), which were filed with the Securities and Exchange Commission (the “SEC”) on November 22, 2024 and July 24, 2025, respectively. The offering is being made only by means of a prospectus supplement which is a part of the effective registration statement. A final prospectus supplement and the accompanying base prospectus relating to the registered direct offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Additionally, when available, electronic copies of the final prospectus supplement and the accompanying base prospectus may be obtained from Curvature Securities LLC, 39 Main Street, Chatham, NJ 07928, or by telephone at (908) 944-9400, or by email at IB@curvaturesecurities.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in the offering, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Incannex Healthcare Inc.

Incannex is leading the way in developing combination medicines that target the underlying biological pathways associated with chronic conditions, including obstructive sleep apnea, rheumatoid arthritis and generalized anxiety disorder. The Company is advancing three clinical-stage product candidates based on evidence-based innovation and supported by streamlined operations. Incannex’s lead clinical program, IHL-42X, is an oral fixed-dose combination of dronabinol and acetazolamide designed to target underlying mechanisms and act synergistically in the treatment of obstructive sleep apnea. In a Phase 2 development program, IHL-675A is an oral fixed-dose combination of cannabidiol and hydroxychloroquine sulfate designed to act synergistically to alleviate inflammatory conditions, such as rheumatoid arthritis. Approved for Phase 2 clinical development, PSX-001 is an oral synthetic psilocybin treatment for the treatment of generalized anxiety disorder. Incannex’s programs target disorders that have limited, inadequate, or no approved pharmaceutical treatment options. For additional information on Incannex, please visit our website at www.incannex.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, as amended to date. These statements include, but are not limited to, statements relating to the expected closing date, the satisfaction of customary closing conditions related to the offering, the anticipated use of proceeds from the offering, the sufficiency of these proceeds to fund the DReAMzz Phase 2 study for IHL-42X, whether the Company’s current cash on hand will remain available to fund Phase 3 development and expectations regarding its use, the timing and future development of the Company’s drug candidates, including the anticipated timing for a Phase 3 clinical trial, and the Company’s ability to fund its operations without utilizing an at-the-market facility in the near term. When or if used in this communication, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to the Company, its operations or its management, may identify forward-looking statements. The forward-looking statements contained in this press release are based on management’s current expectations and projections about future events. Nevertheless, actual results or events could differ materially from the plans, intentions, and expectations disclosed in, or implied by, the forward-looking statements. These risks and uncertainties, many of which are beyond our control, include: the risk that the offering may not close, the risk that the Company’s estimates and current projections regarding the sufficiency of the proceeds of the offering and its current cash on hand to fund the Company’s planned operations may be incorrect and the Company may use these resources faster than anticipated, the risk that the common warrants may not be exercised or may not be exercised in cash, and other risks described in the section entitled “Risk Factors” described in the prospectus supplement and in the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2025, filed with the SEC on September 29, 2025, and the other reports it files from time to time, including subsequently filed annual, quarterly and current reports, which can be obtained on the SEC website at www.sec.gov and are made available on the Company’s website upon their filing with the SEC. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. The Company does not plan to update any such forward-looking statements and expressly disclaims any duty to update the information contained in this press release except as required by law.

Investor & Media Contacts

CORE IR

(212) 655-0924

investors@incannex.com

media@incannex.com.au